UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013

JA ENERGY

(Exact name of registrant as specified in its charter)

Commission File Number: 0-54236

Nevada	27-3349143
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7495 W. Azure Dr. Suite 110, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

(702) 515-4036

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8. Other Events

JA Energy (the “Company” or the “Registrant”) has recently completed the construction of its Modular Distillation Unit (“MDU”). The MDU consists of an array of components, storage tanks, equipment, controls, and electrical installed in a single 40-feet long by 8-feet wide steel shipping container that provides a decentralized production of ethanol. This self-contained, climate controlled modular ethanol distillation system can be placed near a sugar producing crop which will be able to convert that crop into ethanol as well as provide energy to the local community. The MDU has the capability to produce, approximately 1,500 gallons per week of ethanol through a process of fermentation and distillation.

The MDU can also produce approximately 560 gallons of stillage (e.g., residual water) a day. The stillage can contain multiple nutrients and can be used to water crops, enhance the efficiencies of anaerobic digesters, or as a growth medium in hydroponic greenhouses. Use of multiple fermentation tanks allows for a daily harvest of ethanol and stillage.

The MDU also can create approximately 1,650 pounds per day of carbon dioxide and can be diverted into a greenhouse to significantly increase crop production. The MDU can be enclosed in a single shipping container that can be shipped to and operated in most parts of the world.

The modular system can be coupled to other modular systems or a solar concentrator system to produce electricity.

Now that the MDU has been constructed, the Company is in the proof of concept portion of the project. Management is testing and validating the MDU. Once testing and validation are complete, the Company plans to commercialize the Unit on a worldwide basis.

Separately, the Company has filed a Provisional Patent with the U.S. Patent and Trademark office. The title of invention is: “Method of Producing Fuel and Modular Distillation Unit.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JA Energy
Registrant

Date: May 17, 2013	By:/s/ Jim Lusk
Jim Lusk Director/CEO